UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 22, 2012 (October 19, 2012)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The following disclosure is made pursuant to part (a) of Item 4.02.

On October 12, 2012, management of Magnum Hunter Resources Corporation (the “Company”) discovered an inadvertent error in the calculation of non-cash share-based compensation expense relating to common stock options granted to employees by the Compensation Committee during the second quarter of 2012 that affected certain items in the unaudited interim consolidated financial statements (the “Financial Statements”) contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2012.  The non-cash share-based compensation expense was inadvertently understated due to the misapplication of the vesting schedule of such options (specifically, not taking into account that 25% of such options were exercisable commencing on the date of grant thereof).  The error resulted in the understatement of non-cash share-based compensation expense of approximately $3.8 million. The understatement of expense was discovered by management during implementation of a new software system intended to track stock option related compensation expense.  The new software system confirmed the accuracy of all other calculations in prior periods relating to this specific expense item.

On October 19, 2012, the Company’s Audit Committee met to review the matter, and, after discussions with management, concluded that the Financial Statements should no longer be relied upon due to the adjustments required as a result of the calculation error and concurred with management’s recommendations with respect to the implementation of additional procedures and controls designed to address the matter.  Management of the Company and the Audit Committee discussed with both PricewaterhouseCoopers LLP, the Company’s current independent registered public accounting firm, and Hein & Associates LLP, the Company’s previous independent registered public accounting firm through the second quarter of 2012, the matters disclosed in this Form 8-K.

The Company will be filing an amendment to its second quarter ended June 30, 2012 Form 10-Q with the Securities and Exchange Commission.

Our management, including the CEO and CFO, has evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2012.  Based on this evaluation, management has concluded that our disclosure controls and procedures were not effective due to a material weakness in the accounting for share-based compensation expense.  We did not effectively review supporting documentation for the journal entry for share-based compensation as necessary to properly state non-cash share-based compensation expense on the published financial statements of operations. New procedures and controls are being implemented to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is (1) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (2) accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.  The following are the principal items in the Financial Statements affected by the non-cash compensation expense understatement of $3.8 million:

•      General and administrative expense for the three and six month periods ended June 30, 2012 should have been $16,440,000 and $31,639,000, respectively, rather than $12,592,000 and $27,791,000, respectively, as previously reported.  This represents an increase of $3,848,000 or 30.6% and 13.9% for these periods, respectively.

•      Net loss attributable to common shareholders for the three and six month periods ended June 30, 2012 should have been ($18,463,000) and ($35,515,000), respectively, rather than ($14,615,000) and ($31,667,000), respectively, as previously reported.  This represents an increase of $3,848,000 or 26.3% and 12.1% for these periods, respectively.

•      Net loss per common share for the three and six month periods ended June 30, 2012 should have been ($0.12) and ($0.25), respectively, rather than ($0.10) and ($0.22), respectively, as previously reported.

These changes in general and administrative expense, net loss attributable to common shareholders and net loss per common share will be properly reflected in the Company’s future filings with the Securities and  Exchange

Commission, as applicable, including an amendment to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.  None of these changes has any effect on the Company’s compliance with its existing debt covenants or in calculations of the Company’s EBITDAX.

In light of the material weakness in the accounting for share-based compensation expense, we have performed and implemented additional new procedures, which include the utilization of new and more experienced personnel to review share-based compensation expense and completing the implementation of software to track such expenses in order to further strengthen this internal control.

Additional detail on the items in the Financial Statements affected by the calculation error is set forth in the schedule entitled “Second Quarter 2012 Financial Statement Corrections” attached hereto as Exhibit 99.1.  The Company issued a press release on October 22, 2012 in connection with this matter, which is attached hereto as Exhibit 99.2.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Second Quarter 2012 Financial Statement Corrections

99.2	Press Release dated October 22, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES
CORPORATION

Date: October 22, 2012	By:	/s/ Gary C. Evans
	Name:	Gary C. Evans
	Title	Chairman and Chief Executive Officer

Signature Page

EXHIBIT INDEX

Exhibit No.	Description
99.1	Second Quarter 2012 Financial Statement Corrections

99.2	Press Release dated October 22, 2012

Exhibit Index